Exhibit 12.1



                     SOVEREIGN BANCORP, INC.

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          Three Months
                             Ended                     Year Ended December 31,
                         March 31, 1996    1995       1994      1993      1992      1991

Interest on Deposits        $ 51,700     $210,267   $121,812  $108,070  $ 96,607  $106,243
Interest on Borrowings        37,295      108,538     76,929    45,248    21,978    19,083

                            ________     ________   ________  ________   _______  ________
  Total Fixed Charges         88,995      318,805    198,741   153,318    118,585  125,326

Preferred Stock Dividends(1)   4,112        7,561          0         0          0        0

                            ________     ________   ________  ________   _______  ________
  Total Fixed Charges and
    Preferred Stock
    Dividends                 93,107      326,366    198,741   153,318    118,585  125,326

Income before Taxes           25,310       85,947     74,865    58,612     34,695   21,516
Total Fixed Charges           88,995      318,805    198,741   153,318    118,585  125,326

                            ________     ________   ________  ________   _______  ________

  Total Earnings(2)         $114,305     $404,752   $273,606  $211,930   $153,280 $146,842


Earnings/Fixed Charges:

    Including Interest on
      Deposits                  1.28         1.27       1.38      1.38       1.29     1.17

    Excluding Interest on
      Deposits                  1.68         1.79       1.97      2.30       2.58     2.13

Earnings/(Fixed Charges and
  Preferred Stock Dividends):

    Including Interest on
      Deposits                  1.23         1.24       1.38      1.38       1.29     1.17

    Excluding Interest on
      Deposits                  1.51         1.68       1.97      2.30       2.58     2.13
________________

(1) Preferred stock dividends have been grossed-up to reflect the pre-tax amount of earnings required to fund the obligation.

(2)  Earnings have been calculated in accordance with the requirements of
     Item 503(d)(3) of Regulation S-K.